EXHIBIT 10(e)(21)
Omnibus Agreement – [insert year]: PIP;ELTIP;PSs

AGREEMENT PURSUANT TO
XEROX CORPORATION
2004 PERFORMANCE INCENTIVE PLAN AS AMENDED OR RESTATED TO DATE

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date that appears in the award summary that provides the value (or number of Performance Shares) and vesting provisions of the award (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).
In accordance with the provisions of the ”2004 Performance Incentive Plan” and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Company agrees as follows:
AWARDS
1.    Award of Performance Shares. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Performance Shares (individually, the “PS”) as shown on the Award Summary. Notwithstanding anything herein to the contrary, only active Employees and those Employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the effective date of the award as shown on the Award Summary shall be eligible to receive the award.
For the avoidance of doubt, the transaction or series of transactions initially approved in principle by the Company's board of directors in January 2016 to separate the Company’s BPO business from the Company's Document Technology and Document Outsourcing business and create two independent, publicly-traded companies (the "Transaction") shall constitute a transaction subject to Section 6(b) of the Plan and shall not constitute a Change in Control. As a result, in the event the Transaction is consummated, the Committee shall authorize the issuance, continuation or assumption of the then-outstanding PSs, or provide for other equitable adjustments to such PSs, upon such terms and conditions as it may deem necessary to preserve the rights of the Employee under the Plan.
TERMS OF THE PERFORMANCE SHARES
2.    Entitlement to Shares. As soon as practicable on or after the vesting date indicated on the Award Summary, or the date of death if sooner, (the “Vesting Date”) in connection with the PSs, the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested PSs (subject to reduction for withholding of Employee’s taxes in relation to the award as described in Paragraph 10 below). No fractional shares shall be issued as a result of such tax withholding. Instead, the Company shall apply the equivalent of any fractional share amount to amounts withheld for taxes.
The Committee shall set performance goals and review performance against such goals in connection with determining the payout of PSs. The award of PSs covered hereby shall be earned based on achieving three-year cumulative performance goals (as shall be determined by the Committee) at one hundred percent (100%) of target. To the extent such performance measures, in each case on a three-year cumulative basis, are achieved below threshold, there will be no entitlement to PSs; to the extent such performance measures are achieved between threshold and target, the PSs earned will be between 50% of target and 100% of target; and to the extent such performance measures are achieved between target and maximum levels, PSs will be earned between 100% and 200% of the target set forth in the Award Summary.
Upon the occurrence of an event constituting a Change in Control, all PSs and dividend equivalents outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

3.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of PSs covered by this Agreement (relating exclusively to PSs earned, based on achievement of three-year cumulative performance targets, not to exceed the target award amount shown on the Award Summary), that are held by the Employee on the close of business on the business day immediately preceding the Vesting Date, would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Vesting Date as provided under Paragraph 2. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Corporate Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents.
OTHER TERMS
4.    Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to Employee in writing.
5.    Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the PSs (net of withholding tax and any applicable fees) until ownership guidelines are met under Paragraph 4 hereof, subject to any ownership and holding requirements policies established by the Committee from time to time. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.
If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death. If the Employee is a Corporate officer of the Company and terminates for any other reason, the holding requirement will be applicable for a six month period for the CEO, and a three month period for all other officers, following termination.
6.    Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
7.    Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
8.    Effect of Termination of Employment or Death.
(a)    Effect on PSs. In the event the Employee
(i)    voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate (the Company, subsidiary or affiliate, together, the “Employer”) for any reason other than retirement, and the PSs have not vested in accordance with Paragraph 2, the PSs shall be cancelled on the date of such voluntary termination of employment;
(ii)    involuntarily ceases to be an Employee of the Employer for any reason (including Disability as provided pursuant to Paragraph 8(b) below or under a disability policy of any subsidiary or affiliate, as applicable), other than death or for Cause, or voluntarily ceases to be an Employee of the Employer due to a reduction in workforce, shares will vest on a pro rata basis, which may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. Such shares will vest on a pro-rata basis for three-year cumulative performance if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service, and vesting will be calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of full months of service during the three years and the denominator of which will be 36. Payout shall occur as soon as practicable following the Vesting Date;
(iii)    ceases to be an Employee of the Employer by reason of death, 100% of the PSs pursuant to this grant shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 7 to the personal representatives, heirs or legatees of the deceased Employee;
(iv)    ceases to be an Employee of the Employer by reason of retirement (i.e., for purposes of this Agreement only, “retirement” for U.S. employees shall mean termination of employment at or above age 55 with 10 years of service or age 60 with 5 years of service with the Employer), shares will vest on a pro rata basis, which may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. Such shares will vest on a pro-rata basis for three-year cumulative performance, if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service, and vesting will b

e calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of full months of service during the three years and the denominator of which will be 36. Payout shall occur as soon as practicable following the Vesting Date; and
(v)    ceases to be an Employee of the Employer due to termination for Cause, the PSs shall, subject to any Plan provisions to the contrary, be cancelled on the date of such termination of employment.
(b)    Disability. Cessation of active employment due to commencement of long-term disability under the Employer’s long-term disability plan shall not be deemed to constitute a termination of employment for purposes of this Paragraph 8 and, during the continuance of such Employer-sponsored long-term disability plan benefits, the Employee shall be deemed to continue active employment with the Employer. If the Employee is terminated because the Employee has received the maximum coverage under an Employer-provided long-term disability plan, the vesting of PSs shall be provided pursuant to Paragraph 8(a)(ii) above.
(c)    Cause. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.
9.    General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.
10.    Responsibility for Taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.
11.    Nature of Award. In accepting the award, Employee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PSs are subject to modification and adjustment under Section 6(b) of the Plan.
(b)the award of the PSs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSs, or benefits in lieu of PSs, even if PSs have been granted repeatedly in the past;
(c)all decisions with respect to future PS awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PS award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(e)Employee is voluntarily participating in the Plan;
(f)the PSs and the shares of Common Stock subject to the PSs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;
(g)the PSs and the shares of Common Stock subject to the PSs are not intended to replace any pension rights or compensation;
(h)the PSs and the shares of Common Stock subject to the PSs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the PSs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
(k)subject to the provisions in the Plan regarding Change in Control, PSs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.    No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.    Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
14.    Subsidiary. As used herein the term ”subsidiary” shall mean any present or future corporation which would be a ”subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the date of award.
15.    Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.
16.    Recoupments.
(a)    If an Employee or former Employee of the Employer is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i)    violating terms of a non-compete agreement with the Employer, if any;
(ii)    disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii)    violating any rules, policies, procedures or guidelines of the Employer;
(iv)    directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)    directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)    engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(b)    If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess  incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement.  Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.
17.    Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a)    An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)    An Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, the Employer does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)    An Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)    Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Paragraph 17 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of common stock that the Employee received in connection with the rescinded payment or delivery.
18.    Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 4505, 45 Glover Avenue, 6th Floor, Norwalk, Connecticut 06856-4505, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
19.    Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any Employee who fails to comply with the Company’s acceptance requirement within six months of the effective date of the award.
21.    Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
22.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 7 to the personal representatives, legatees and heirs of the Employee.
23.    Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.
This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

24.     Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
25.    Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
26.    Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PS award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
27.    Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the PSs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX CORPORATION

By__________________
Signature